EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-3 of Cogint Inc. (formerly known as IDI, Inc.) of our report dated March 18, 2016, with respect to the consolidated balance sheet of IDI, Inc. (formerly known as IDI, Inc.) as of December 31, 2014 and the related consolidated statement of operations and comprehensive loss, statement of stockholders’ equity, and cash flow for the period from September 22, 2014 (inception) through December 31, 2014.

/s/ RBSM LLP

New York, New York

December 16, 2016